Selling Agreement

                              [JOHN HANCOCK LOGO]

                            John Hancock Funds, Inc.

                        Boston Massachusetts 02199-7603

                            John Hancock Funds, Inc.
                             101 Huntington Avenue
                             Boston, MA 02199-7603


                               Selling Agreement



     John Hancock Funds, Inc. ("the Distributor" or "Distributor," "we" or "us") is the principal distributor of the shares of beneficial interest (the
"securities") of each of the John Hancock Funds, (the "Funds"). Such Funds are those listed on Schedule A hereto which may be amended or supplemented from time to time by the Distributor to include additional Funds for which the Distributor is the principal distributor. You represent that you are a member of the National Association of Securities Dealers, Inc. (the "NASD"), and, accordingly, we invite you to become a non-exclusive soliciting dealer to distribute the securities of the Funds and you agree to solicit orders for the purchase of the securities on the following terms. Securities are offered pursuant to each Fund's prospectus and statement of additional information, as such prospectus and statement of additional information may be amended from time to time. To the extent that the prospectus or statement of additional information contains provisions that are inconsistent with the terms of this Agreement, the terms of the prospectus or statement of additional information shall be controlling.


Offerings

1. You agree to abide by the Conduct Rules of the NASD and to all other rules and regulations that are now or may become applicable to transactions hereunder, including state and federal rules plus John Hancock Funds administrative procedures.

2. As principal distributor of the Funds, we shall have full authority to take such action as we deem advisable in respect of all matters pertaining to the distribution. This offer of shares of the Funds to you is made only in such jurisdictions in which we may lawfully sell such shares of the Funds.

3. You shall not make any representation concerning the Funds or their securities except those contained in the then-current prospectus or statement of additional information for each Fund.

4. With the exception of listings of product offerings, you agree not to furnish or cause to be furnished to any person or display or publish any information or materials relating to any Fund (including, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, posters, signs and other similar materials), except such information and materials as may be furnished to you by the Distributor or the Fund. All other materials must receive written approval by the Distributor before distribution or display to the public. Use of all approved advertising and sales literature materials is restricted to appropriate distribution channels.

5. You are not authorized to act as our agent. Nothing shall constitute you as a syndicate, association, joint venture, partnership, unincorporated business or other separate entity or otherwise partners with us, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim arising from the sale of shares of the Funds under this Agreement. We shall not be under any liability to you, except for obligations expressly assumed by us in this Agreement and liabilities under Section 11(f) of the Securities Act of 1933, and no obligations on our part shall be implied or inferred.

6. Dealer Compliance/Suitability Standards - Certain mutual funds distributed by the Distributor are being offered with two or more classes of shares of the same investment portfolio ("Fund") - refer to each Fund prospectus for availability and details. It is essential that the following minimum compliance/suitability standards be adhered to in offering and selling shares of these Funds to investors. All dealers offering shares of the Funds and their associated persons agree to comply with these general suitability and compliance standards.

Suitability
     With two classes of shares of certain funds available to individual investors, it is important that each investor purchases not only the fund that best suits his or her investment objective but also the class of shares that offers the most beneficial distribution financing method for the investor based upon his or her particular situation and preferences. Fund share recommendations and orders must be carefully reviewed by you and your registered representatives in light of all the facts and circumstances, to ascertain that the class of shares to be purchased by each investor is appropriate and suitable. These recommendations should be based on several factors, including but not limited to:

  (a) the amount of money to be invested initially and over a period of time;
  (b) the current level of sales loads imposed by the Fund;
  (c) the period of time over which the client expects to retain the investment;
  (d) the  anticipated level of yield from fixed income funds;
  (e) any other relevant circumstances such as the availability of reduced sales charges under letters of intent and/or rights of accumulation.

     There are instances when one distribution financing method may be more appropriate than another. For example, shares subject to a front-end sales charge may be more appropriate than shares subject to a contingent deferred sales charge for large investors who qualify for a significant quantity discount on the front-end sales charge. In addition, shares subject to a contingent deferred sales charge may be more appropriate for investors whose orders would not qualify for quantity discounts and who, therefore, may prefer to defer sales charges, and also for investors who determine it to be advantageous to have all of their funds invested without deduction of a front-end sales commission. However, if it is anticipated that an investor may redeem his or her shares within a short period of time, the investor may, depending on the amount of his or her purchase, bear higher distribution expenses by purchasing shares subject to a CDSC than if he or she had purchased shares subject to a front-end sales charge.

Compliance
     Your supervisory procedures should be adequate to assure that an appropriate person reviews and approves transactions entered into pursuant to this Selling Agreement for compliance with the foregoing standards. In certain instances, it may be appropriate to discuss the purchase with the registered representatives involved or to review the advantages and disadvantages of selecting one class of shares over another with the client. The Distributor will not accept orders for Class B shares in any Fund from you for accounts maintained in street name. Trades for Class B shares will only be accepted in the name of the shareholder.

7. Other Class Shares - Certain mutual funds distributed by the Distributor may be offered with Class shares other than A, B and C. Refer to each Fund prospectus for availability and details. Some Class shares are designed for institutional investors and qualified benefit plans, including pension funds, and are sold without a sales charge or 12b-1 fee. If a commission is paid to you for transactions in Class shares other than A, B and C it will be paid by the Distributor out of its own resources.


Sales

8. Orders for securities received by you from investors will be for the sale of the securities at the public offering price, which will be the net asset value per share as determined in the manner provided in the relevant Fund's prospectus, as now in effect or as amended from time to time, after receipt by us (or the relevant Fund's transfer agent) of the purchase application and payment for the securities, plus the relevant sales charges set forth in the relevant Fund's then- current prospectus (the "Public Offering Price"). The procedures relating to the handling of orders shall be subject to our instructions which we will forward from time to time to you. All orders are subject to acceptance by us, and we reserve the right in our sole discretion to reject any order.

   In addition to the foregoing, you acknowledge and agree to the initial and subsequent investment minimums, which may vary from year to year, as described in the then-current prospectus for each Fund.

9. You agree to sell the securities only (a) to your customers at the public offering price then in effect, or (b) back to the Funds at the currently quoted net asset value. No sales may be made to other broker-dealers.

10. The amount of sales charge to be reallowed to you (the "Reallowance") as a percentage of the offering price is set forth in the then-current prospectus of each Fund.

     If a sales charge on the purchase is reduced in accordance with the provisions of the relevant Fund's then-current prospectus pertaining to "Methods of Obtaining Reduced Sales Charges," the Reallowance shall be reduced pro rata.

11. We shall pay a Reallowance subject to the provisions of this agreement as set forth in Schedule B hereto on all purchases made by your customers pursuant to orders accepted by us (a) where an order for the purchase of securities is obtained by a registered representative in your employ and remitted to us promptly by you, (b) where a subsequent investment is made to an account established by a registered representative in your employ or (c) where a subsequent investment is made to an account established by a broker/dealer other than you and is accompanied by a signed request from the account shareholder that your registered representative receive the Reallowance for that investment and/or for subsequent investments made in such account. If for any reason, a purchase transaction is reversed, you shall not be entitled to receive or retain any part of the Reallowance on such purchase and shall pay to us on demand in full the amount of the Reallowance received by you in connection with any such purchase. We may withhold and retain from the amount of the Reallowance due you a sum sufficient to discharge any amount due and payable by you to us.

12. Certain of the Funds have adopted a plan under Investment Company Act Rule 12b-1 ("Distribution Plan" as described in the prospectus). To the extent you provide distribution and marketing services in the promotion of the sale of shares of these Funds, including furnishing services and assistance to your customers who invest in and own shares of such Funds and including, but not limited to, answering routine inquiries regarding such Funds and assisting in changing distribution options, account designations and addresses, you may be entitled to receive compensation from us as set forth in Schedule C hereto. All compensation, including 12b-1 fees, shall be payable to you only to the extent that funds are received and in the possession of the Distributor.

13. We will advise you as to the jurisdictions in which we believe the shares have been qualified for sale under the respective securities laws of such jurisdictions, but we assume no responsibility or obligations as to your right to sell the shares of the Funds in any state or jurisdiction.

14. Orders may be placed  through:
        John Hancock  Funds, Inc.
        101 Huntington Avenue
        Boston, MA 02199-7603
        1-800-338-4265


Settlement

15. Settlements for wire orders shall be made within three business days after our acceptance of your order to purchase shares of the Funds. Certificates, when requested, will be delivered to you upon payment in full of the sum due for the sale of the shares of the Funds. If payment is not so received or made, we reserve the right forthwith to cancel the sale, or, at our option, to liquidate the shares of the Fund subject to such sale at the then prevailing net asset value, in which latter case you will agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid.


Indemnification

16. The parties to this agreement hereby agree to indemnify and hold harmless each other, their officers and directors, and any person who is or may be deemed to be a controlling person of each other, from and against any losses, claims, damages, liabilities or expenses (including reasonable fees of counsel), whether joint or several, to which any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact made or omitted by it herein, or (b) any willful misfeasance or gross misconduct by it in the performance of its duties and obligations hereunder.

17. National Securities Clearing Corporation (NSCC) Indemnity - Shareholder and House Accounts - In consideration of the Distributor and John Hancock Signature Services ("JHSS") liquidating, exchanging and/or transferring unissued shares of the Funds for your customers without the use of original or underlying documentation supporting such instructions (e.g., a signed stock power or signature guarantee), you hereby agree to indemnify the Distributor, Investor Services and each respective Fund against any losses, including reasonable attorney's fees, that may arise from such liquidation exchange and/or transfer of unissued shares upon your direction. This indemnification shall apply only to the liquidation, exchange and/or transfer of unissued shares in shareholder and house accounts executed as wire orders transmitted via the NSCC's Fund/SERV system. You represent and warrant to the Funds, the Distributor and Investor Services that all such transactions shall be properly authorized by your customers.

         The indemnification in this Section 16 shall not apply to any losses (including attorney's fees) caused by a failure of the Distributor, Investor Services or a Fund to comply with any of your instructions governing any of the above transactions, or any negligent act or omission of the Distributor, Investor Services or a Fund, or any of their directors, officers, employees or agents. All transactions shall be settled upon your confirmation through NSCC transmission to Investor Services.

Miscellaneous

18. We will supply to you at our expense additional copies of the prospectus and statement of additional information for each of the Funds and any printed information supplemental to such material in reasonable quantities upon request.

19. Any notice to you shall be duly given if mailed to you at your address as registered from time to time with the NASD.

20. Miscellaneous provisions, if any, are attached hereto and incorporated herein by reference.

21. In  the  event  your  firm  is   appointed   or  selected  by  us  to  sell
insurance-related securities products, this agreement will be supplemented by Schedule D, which will include the terms, including additional terms, and conditions of the distribution by you of such products, and such Schedule is hereby incorporated herein by reference and made a part of this Selling Agreement.
    In the case of any conflict between this Selling Agreement and Schedule D with respect to insurance-related securities products, Schedule D shall control.

22. We reserve the right to reject any order received by us from a broker-dealer that does not have an existing selling agreement with us. It is your responsibility to inform us of all clearing arrangements with broker-dealers ordering our funds and to assist us in securing a selling agreement from them or indemnify us for any errors or omissions in the solicitation or ordering of our funds.

Termination

23. This agreement, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts, may be terminated by any party hereto upon a thirty (30) day written notice. This agreement may not be assigned except by written consent of all the parties. Automatic termination of this agreement occurs if the dealer: 1.) Files a bankruptcy petition; 2.) Is terminated as an NASD member; 3.) Uses unapproved sales literature; 4.) Is subject to deregistration by state.

    Discretionary termination: Hancock reserves the right to terminate this agreement at any time at its sole discretion upon thirty (30) days' notice. Hancock may also suspend payment of commissions for reasonable cause with or without notice.


DATE: ______________________

SOLICITING DEALER PROFILE                   Firm CRD Number: ______________________


               --------------------------------------------------
                              Name of Organization

            By:__________________________________________________
                   Authorized Signature of Soliciting Dealer

               ---------------------------------------------------

                           Please Print or Type Name

               ---------------------------------------------------

                                     Title

               ---------------------------------------------------

                             Print or Type Address

               ---------------------------------------------------

                                Telephone Number

       Mutual Fund Coordinator:_____________________________________


       In order to service you  efficiently,  please provide
       the  following   information  on  your  Mutual  Funds
       Operations Department:

       Operations Manager:_______________________________________________

       Order Room Manager:_______________________________________________

       Operations Address:_______________________________________________

                          -----------------------------------------------


Telephone:______________________________ Fax:_______________________________
--------------------------------------------------------------------------------
    TO BE COMPLETED BY:                            TO BE COMPLETED BY:
  JOHN HANCOCK FUNDS, INC.                        JOHN HANCOCK SIGNATURE
                                                      SERVICES, INC.


By:_____________________________________  By:_______________________________



________________________________________   _________________________________
                 Title                                   Title
--------------------------------------------------------------------------------

           Pay Office Branch Number:____________________________________________

              (If no pay office branch number is indicated, we will assume #001.)


                         DEALER NUMBER:___________________________________________________
                           (to be assigned by John Hancock Signature Services Corporation)


                            John Hancock Funds, Inc.

                               [ ] SCHEDULE A [ ]

                          Dated January 1, 1998 to the
                    Selling Agreement Relating to Shares of
                               John Hancock Funds
Growth Funds                                                  Tax-Free Income Funds

John Hancock Emerging Growth Fund                             John Hancock California Tax-Free Income Fund

John Hancock Financial Industries Fund                        John Hancock High Yield Tax-Free Fund

John Hancock Growth Fund                                      John Hancock Massachusetts Tax-Free Income Fund

John Hancock Regional Bank Fund                               John Hancock New York Tax-Free Income Fund

John Hancock Special Equities Fund                            John Hancock Tax-Free Bond Fund

John Hancock Special Opportunities Fund

John Hancock Special Value Fund                               International/Global Funds

                                                              John Hancock European Equity Fund

Growth and Income Funds                                       John Hancock Global Fund

John Hancock Growth and Income Fund                           John Hancock Global Health Sciences Fund

John Hancock Independence Equity Fund                         John Hancock Global Technology Fund

John Hancock Sovereign Balanced Fund                          John Hancock International Fund

John Hancock Sovereign Investors Fund                         John Hancock Pacific Basin Equities Fund

                                                              John Hancock Short-Term Strategic Income Fund

Income Funds                                                  John Hancock World Bond Fund

John Hancock Bond Fund

John Hancock Government Income Fund                           Money Market

John Hancock High Yield Bond Fund                             John Hancock Money Market Fund

John Hancock Intermediate Maturity Government Fund            John Hancock U.S. Government Cash Reserve

John Hancock Sovereign U.S. Government Income Fund

John Hancock Strategic Income Fund



From time to time John Hancock Funds, Inc., as principal distributor of the John Hancock funds, will offer additional funds for sale. These funds will automatically become part of this Agreement and will be subject to all its provisions unless otherwise directed by John Hancock Funds, Inc.

                            John Hancock Funds, Inc.

                               [ ] Schedule B [ ]

                            Dated May 1, 1998 to the
                    Selling Agreement Relating to Shares of
                               John Hancock Funds

Reallowance

I. The Reallowance paid to the selling Brokers for sales of John Hancock Funds is set forth in each Fund's then-current prospectus. No commission will be paid on sales of any John Hancock Fund that is without a sales charge. Purchases of Class A shares of $1 million or more, or purchases into an account or accounts whose aggregate value of fund shares is $1 million or more, will be made at net asset value with no initial sales charge. On purchases of this type, John Hancock Funds, Inc. may pay a commission as set forth in each Fund's then-current prospectus. John Hancock Funds, Inc. will pay Brokers for sales of Class B shares of the Funds a marketing fee as set forth in each Fund's then-current prospectus.

II. If, at any time, the sales charges on any class of shares offered herein exceed the maximum sales charges permitted by the NASD Conduct Rules, John Hancock Funds reserves the right to amend, modify or curtail payment of any or all compensation due on such shares immediately and without notice.

                            John Hancock Funds, Inc.

                               [ ] Schedule C [ ]

                         Dated September 1, 1998 to the
                    Selling Agreement Relating to Shares of
                               John Hancock Funds

First Year Service Fees
Pursuant to the Distribution Plan applicable to each of the Funds listed in Schedule A, John Hancock Funds, Inc. will advance to you a First Year Service Fee related to the purchase of Class A shares (only if subject to sales charge) or Class B shares of any of the Funds, as the case may be, sold by your firm. This Service Fee will be compensation for your personal service and/or the maintenance of shareholder accounts ("Customer Servicing") during the twelve-month period immediately following the purchase of such shares, in the amount not to exceed .25 of 1% of net assets invested in Class A shares or Class B shares of the Fund, as the case may be, purchased by your customers.

Service Fee Subsequent to the First Year

Pursuant to the Distribution Plan applicable to each of the Funds listed in Schedule A, the Distributor will pay you quarterly, in arrears, a Service Fee commencing at the end of the twelve-month period immediately following the purchase of Class A shares (only if subject to sales charge) or Class B shares, as the case may be, sold by your firm, for Customer Servicing, in an amount not to exceed .25 of 1% of the average daily net assets attributable to the Class A shares or Class B shares of the Fund, as the case may be, purchased by your customers, provided your firm has under management with the Funds combined average daily net assets for the preceding quarter of no less than $1 million, or an individual representative of your firm has under management with the Funds combined average daily net assets for the preceding quarter of no less than $250,000 (an "Eligible Firm").

Effective October 1, 1995 for Dealers that have entered into a Wrap Fee Agreement with the Distributor, the following provisions shall apply with respect to the payment of service fees:

Pursuant to the Distribution Plan applicable to each of the Funds listed in Schedule A, the Distributor will pay you quarterly, in arrears, a Service Fee commencing immediately following the purchase of Class A shares at net asset value sold by your firm, for Customer Servicing, in an amount not to exceed .25 of 1% of the average daily net assets attributable to the Class A shares of the Fund purchased by your customers, provided your firm has under management with John Hancock Funds combined average daily net assets (in any class of shares of funds listed on Schedule A plus assets in wrap (fee-based) accounts) for the preceding quarter of no less than $1 million, or an individual representative of your firm has under management with the Funds combined average daily net assets for the preceding quarter of no less than $250,000 (an "Eligible Firm"). This section is only applicable to firms which have executed the SUPPLEMENT TO THE SELLING DEALER AGREEMENT specifically applicable to fee-based arrangements.

Retirement Multi-Fund Family Program

An initial and subsequent service fee will be paid to broker/dealers selling outside funds in the John Hancock Funds, Inc. Retirement Multi-Fund Family Program, according to the schedule outlined below.

Funds offered in the program and the service fees payable are subject to change at the discretion of John Hancock Funds, Inc.

Initial Fee Payable Immediately*
   o State Street Global Advisors
     S&P 500 Index Fund (SSGA)    .00%
   o All Other Funds              .50%

Subsequent Fee Payable After One Year
   o State Street Global Advisors
     S&P 500 Index Fund (SSGA)    .00%
   o All Other Funds              .15%

* No initial fee is paid upon an exchange between any outside funds and the Distributor.